Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2018 Results

Lakewood, Colorado, August 2, 2018. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2018 ended June 30, 2018. The Company is raising its fiscal 2018 outlook for daily average comparable store sales growth and raising the low end of its diluted earnings per share outlook, among other changes to guidance.

Highlights for Third Quarter Fiscal 2018 Compared to Third Quarter Fiscal 2017

●	Net sales increased 9.5% to $213.1 million;
●	Daily average comparable store sales increased 5.2%;
●	Net income increased 233% to $2.0 million with diluted earnings per share of $0.09;
●	EBITDA increased 20.7% to $11.1 million;
●	Opened two new stores and relocated one store, resulting in a 5.0% new store growth rate for the twelve month period ended June 30, 2018; and
●

The Company is raising its fiscal 2018 outlook for daily average comparable stores sales growth to 4.5% to 5.5% and raising the low end of its fiscal 2018 diluted earnings per share outlook to $0.48 to $0.50, among other changes to guidance.

“We are pleased with our third quarter results, including continued strong sales momentum and improved operating margins that contributed to a tripling of earnings per share,” said Kemper Isely, Co-President. “We continue to invest in our sales initiatives, including price and promotional investments, while seeing a moderating impact to gross margin, resulting in improved expense leverage. We remain confident with our growth and operating strategies and will continue to focus on driving sales and delivering improved profit performance.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the third quarter of fiscal 2018 and 2017 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2018 Compared to Third Quarter Fiscal 2017

During the third quarter of fiscal 2018, net sales increased $18.4 million, or 9.5%, to $213.1 million compared to the same period in fiscal 2017, primarily driven by a $10.0 million increase in comparable store sales and an $8.4 million increase in new store sales. Daily average comparable store sales increased 5.2% in the third quarter of fiscal 2018 compared to a 0.4% increase in the third quarter of fiscal 2017. The daily average comparable store sales increase during the third quarter of fiscal 2018 was driven by a 4.0% increase in daily average transaction count and a 1.1% increase in average transaction size. Daily average mature store sales increased 2.3% in the third quarter of fiscal 2018 compared to a 0.9% decrease in the third quarter of fiscal 2017. For fiscal 2018, mature stores include all stores open during or before fiscal 2013.

Gross profit during the third quarter of fiscal 2018 increased 7.7% over the same period in fiscal 2017 to $56.8 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.7% of sales for the third quarter of fiscal 2018 compared to 27.1% of sales for the third quarter of fiscal 2017. The decline in gross margin was driven by lower product margin, reflecting recent promotional pricing campaigns and a shift in sales mix to lower margin products.

Store expenses during the third quarter of fiscal 2018 increased $2.0 million, or 4.4%, to $47.0 million. Store expenses as a percentage of sales decreased to 22.1% during the third quarter of fiscal 2018 compared to 23.1% in the third quarter of fiscal 2017. This decrease was primarily due to expense leverage from increased sales and decreases in marketing and depreciation expenses, both as a percentage of sales.

Administrative expenses increased 10.3% to $5.6 million during the third quarter of fiscal 2018 compared to $5.1 million for the comparable period in fiscal 2017. This increase was primarily due to higher legal, public company compliance and software-related expenses in the third quarter of 2018. Administrative expenses as a percentage of sales were 2.6% during the third quarter of fiscal 2018, consistent with the comparable period in fiscal 2017.

Exhibit 99.1

Pre-opening and relocation expenses decreased $0.5 million during the third quarter of fiscal 2018 compared to the comparable period in fiscal 2017. This decrease was due to the impact of the number and timing of new store openings and relocations. During the third quarter of fiscal 2018, the Company opened two new stores and relocated one store compared to opening five new stores in the third quarter of fiscal 2017.

Interest expense during the third quarter of fiscal 2018 increased $0.3 million compared to the comparable period in fiscal 2017 primarily due to an increase in the number of the Company’s capital leases and higher interest rates under the Company’s revolving credit facility.

The Company’s effective income tax rate for the third quarter of fiscal 2018 was approximately 23.1% compared to 25.5% for the third quarter of fiscal 2017. The decrease in the effective income tax rate for the three months ended June 30, 2018 is a result of the recent federal income tax reform.

Net income for the third quarter of fiscal 2018 increased 233% over the same period in fiscal 2017 to $2.0 million with diluted earnings per share of $0.09.

EBITDA in the third quarter of fiscal 2018 increased 20.7% to $11.1 million compared to the third quarter of fiscal 2017.

Operating Results — First Nine Months of Fiscal 2018 Compared to First Nine Months of Fiscal 2017

During the first nine months of fiscal 2018, net sales increased $61.0 million, or 10.7%, over the same period in fiscal 2017 to $631.5 million due to a $32.1 million increase in comparable store sales and a $28.9 million increase in sales from new stores. Daily average comparable store sales increased by 5.7% during the first nine months of fiscal 2018 compared to a 0.7% decrease in the first nine months of fiscal 2017. The 5.7% increase in the first nine months of fiscal 2018 was driven by a 4.6% increase in daily average transaction count and a 1.0% increase in average transaction size. Daily average mature store sales increased 2.7% in the first nine months of fiscal 2018 compared to a 2.1% decrease in the first nine months of fiscal 2017.

Gross profit during the first nine months of fiscal 2018 increased 5.8% over the same period in fiscal 2017 to $168.3 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.6% of sales during the first nine months of fiscal 2018 compared to 27.9% of sales in the first nine months of fiscal 2017. The decline in gross margin was primarily driven by lower product margin, reflecting recent promotional pricing campaigns and a shift in sales mix to lower margin products, and to a lesser extent an increase in occupancy expense, as a percentage of sales.

Store expenses during the first nine months of fiscal 2018 increased $9.4 million, or 7.3%, to $138.6 million. Store expenses as a percentage of sales decreased to 22.0% of sales during the first nine months of fiscal 2018 compared to 22.7% during the comparable period in fiscal 2017. The decrease in store expenses as a percentage of sales was primarily due to decreases in marketing, depreciation and labor related expenses, all as a percentage of sales.

Administrative expenses increased 9.4% to $16.3 million during the first nine months of fiscal 2018 compared to $14.9 million for the comparable period in fiscal 2017. This increase was primarily due to an increase in compensation, legal and software-related expenses. Administrative expenses as a percentage of sales were 2.6% during the first nine months of fiscal 2018, consistent with the same period in fiscal 2017.

Pre-opening and relocation expenses decreased $1.8 million during the first nine months of fiscal 2018 compared to the comparable period in fiscal 2017 primarily due to the number and timing of new store openings and relocations. During the first nine months of fiscal 2018, the Company opened seven new stores and relocated two stores compared to opening 14 new stores and relocating one store during the first nine months of fiscal 2017.

Interest expense increased $0.6 million in the first nine months of fiscal 2018 compared to the comparable period in fiscal 2017, primarily due to a decrease in capitalized interest, an increase in the number of the Company’s capital leases and higher interest rates under the Company’s revolving credit facility.

The Company reported a net tax benefit of $2.4 million in the first nine months of fiscal 2018, primarily due to the favorable impact of a $4.3 million non-cash remeasurement of the Company’s deferred income tax assets and liabilities as a result of the recent federal income tax reform. That remeasurement was recorded in the first quarter of fiscal 2018. Exclusive of the adjustment to deferred income tax assets and liabilities, the Company’s effective income tax rate for the first nine months of fiscal 2018 was approximately 24.0% as compared to 34.4% for the first nine months of fiscal 2017. The decrease in the effective income tax rate for the nine months ended June 30, 2018 is a result of the recent federal income tax reform.

Exhibit 99.1

Net income was $10.6 million with diluted earnings per share of $0.47 in the first nine months of fiscal 2018. Excluding the favorable impact of the remeasurement of our deferred tax assets and liabilities as a result of the recent federal income tax reform, net income was $6.2 million, or $0.28 diluted earnings per share, for the nine months ended June 30, 2018.

EBITDA during the first nine months of fiscal 2018 was $33.8 million.

Balance Sheet and Cash Flow

As of June 30, 2018, the Company had $7.2 million in cash and cash equivalents and $32.7 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $16.3 million of direct borrowings and $1.0 million of letters of credit as of June 30, 2018.

During the nine months ended June 30, 2018, the Company generated $30.3 million in cash from operations and invested $16.7 million in capital expenditures, primarily for new stores and relocations.

Growth and Development

During the third quarter of fiscal 2018, the Company opened two new stores and relocated one store, bringing the total store count as of June 30, 2018 to 147 stores in 19 states. The Company opened seven new stores and relocated two stores in the first nine months of fiscal 2018 compared to opening 14 new stores and relocating one store in the first nine months of 2017, resulting in 5.0% and 18.6% unit growth rates for the twelve month periods ended June 30, 2018 and June 30, 2017, respectively.

Since July 1, 2018, the Company has relocated one store in Colorado and has seven signed leases for stores in Colorado, Iowa, Oregon and Texas that are planned to open during fiscal 2018 and beyond.

Fiscal 2018 Outlook

The Company is raising its fiscal 2018 outlook for daily average comparable store sales growth and raising the low end of its diluted earnings per share outlook, among other changes to guidance. The prior outlook had been provided when the Company reported second quarter fiscal 2018 results on May 3, 2018.

	Fiscal 2018 Outlook	First Nine Months FY’18 Actual
Number of new stores	8 to 9	7
Number of relocations	3 to 4	2
Daily average comparable store sales growth	4.5% to 5.5%	5.7%
Net income as a percentage of sales	1.25% to 1.3%	1.7%
Diluted earnings per share	$0.48 to $0.50	$0.47

Capital expenditures (in millions)	$22 to $25	$16.7

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

Exhibit 99.1

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 147 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

Exhibit 99.1

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017
Net sales	$213,130	194,709	631,521	570,489
Cost of goods sold and occupancy costs	156,299	141,928	463,250	411,397
Gross profit	56,831	52,781	168,271	159,092
Store expenses	47,000	45,028	138,646	129,271
Administrative expenses	5,630	5,105	16,345	14,947
Pre-opening and relocation expenses	443	970	1,683	3,515
Operating income	3,758	1,678	11,597	11,359
Interest expense, net	(1,170)	(876)	(3,381)	(2,738)
Income before income taxes	2,588	802	8,216	8,621
(Provision for) benefit from income taxes	(597)	(204)	2,360	(2,966)
Net income	$1,991	598	10,576	5,655

Net income per common share:
Basic	$0.09	0.03	0.47	0.25
Diluted	$0.09	0.03	0.47	0.25
Weighted average number of shares of common stock outstanding:
Basic	22,364,397	22,460,058	22,359,427	22,457,328
Diluted	22,497,066	22,469,186	22,439,890	22,465,126

Exhibit 99.1

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	June 30, 2018	September 30, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,204	6,521
Accounts receivable, net	4,913	4,860
Merchandise inventory	97,247	93,612
Prepaid expenses and other current assets	3,210	3,222
Total current assets	112,574	108,215
Property and equipment, net	187,649	184,417
Other assets:
Deposits and other assets	1,693	1,642
Goodwill and other intangible assets, net of accumulated amortization of $420 and $394, respectively	5,659	5,655
Deferred financing costs, net	34	62
Total other assets	7,386	7,359
Total assets	$307,609	299,991

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$58,211	56,849
Accrued expenses	17,630	14,164
Capital and financing lease obligations, current portion	699	548
Total current liabilities	76,540	71,561
Long-term liabilities:
Capital and financing lease obligations, net of current portion	40,519	32,880
Revolving credit facility	16,292	28,392
Deferred income tax liabilities	8,682	12,419
Deferred compensation	676	1,231
Deferred rent	10,976	10,465
Leasehold incentives	9,510	9,160
Total long-term liabilities	86,655	94,547
Total liabilities	163,195	166,108

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at June 30, 2018 and September 30, 2017 and 22,364,477 and 22,448,056 outstanding at June 30, 2018 and September 30, 2017, respectively	23	23
Additional paid-in capital	56,077	55,678
Retained earnings	89,422	78,846
Common stock in treasury at cost, 145,802 and 62,223 shares, at June 30, 2018 and September 30, 2017, respectively	(1,108)	(664)
Total stockholders’ equity	144,414	133,883
Total liabilities and stockholders’ equity	$307,609	299,991

Exhibit 99.1

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2018	2017
Operating activities:
Net income	$10,576	5,655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,169	21,965
Gain on disposal of property and equipment	(23)	(21)
Share-based compensation	547	604
Deferred income tax benefit	(3,738)	(700)
Non-cash interest expense	11	—
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(30)	462
Merchandise inventory	(3,635)	(6,534)
Prepaid expenses and other assets	(1,186)	871
Income tax receivable	1,082	—
Increase (decrease) in:
Accounts payable	759	7,114
Accrued expenses	3,467	3,588
Deferred compensation	(554)	353
Deferred rent and leasehold incentives	861	2,500
Net cash provided by operating activities	30,306	35,857
Investing activities:
Acquisition of property and equipment	(16,673)	(36,748)
Proceeds from sale of property and equipment, net of commissions of $7 and $80, respectively	34	2,585
Proceeds from property insurance settlements	124	—
Net cash used in investing activities	(16,515)	(34,163)
Financing activities:
Borrowings under credit facility	279,900	224,350
Repayments under credit facility	(292,000)	(224,300)
Capital and financing lease obligations payments	(416)	(352)
Repurchase of common stock	(580)	(261)
Payments on withholding tax for vested restricted stock units	(12)	(25)
Net cash used in financing activities	(13,108)	(588)
Net increase in cash and cash equivalents	683	1,106
Cash and cash equivalents, beginning of period	6,521	4,017
Cash and cash equivalents, end of period	$7,204	5,123
Supplemental disclosures of cash flow information:
Cash paid for interest	$654	504
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $105 and $237, respectively	2,670	2,156
Income taxes paid	508	2,534
Deferred compensation paid	700	—
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,446	3,594
Property acquired through capital and financing lease obligations	8,204	226

Exhibit 99.1

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP financial measures

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017
Net income	$1,991	598	10,576	5,655
Interest expense, net	1,170	876	3,381	2,738
Provision for (benefit from) income taxes	597	204	(2,360)	2,966
Depreciation and amortization	7,344	7,519	22,169	21,965
EBITDA	$11,102	9,197	33,766	33,324

EBITDA increased 20.7% to $11.1 million in the three months ended June 30, 2018 compared to $9.2 million for the three months ended June 30, 2017. EBITDA increased 1.3% to $33.8 million in the nine months ended June 30, 2018 compared to $33.3 million for the nine months ended June 30, 2017. EBITDA as a percent of sales was 5.2% and 4.7% in the three months ended June 30, 2018 and 2017, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our Credit Facility. Further, our incentive compensation plan bases incentive compensation payments on EBITDA, among other measures.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.